PERSONAL AND CONFIDENTIAL

July 26, 2023
Kelli Sterrett
[*]

Dear Ms. Sterrett,

Welcome to NCR, a global technology company that runs the everyday transactions that make your life easier.

With a global presence in 180 countries, our employees around the world offer a broad perspective and range of skills that enable our customers to make every customer interaction with their business an exceptional experience.

We are pleased to present you with this offer of employment at NCR. I am certain you will be a key contributor to this organization. On behalf of my team, we look forward to you joining us.

Employer (Legal Entity):
NCR Corporation (the ‘Company’)

Position:
Chief Legal Transformation Officer

Job Grade:
This position is a Grade E5

Reporting To:
James Bedore, EVP, General Counsel & Secretary

Business Unit:
Legal

Location:
Atlanta, GA

Start Date:
August 1, 2023

Base Salary:
Your annual base salary will be $500,000 per year, commencing as of your Start Date.

[*] Blank spaces contained confidential information that has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K

The Company operates on a bi-weekly pay schedule with pay days on the Friday following the close of the two-week pay period. Payday is scheduled five days following the close of each pay period. Your annual base salary will be reviewed from time to time by the CEO to determine appropriate increases, if any, and are subject to approval by the Compensation and Human Resources Committee (the “Committee”) of the NCR Board of Directors.

Management Incentive Plan - MIP:
Effective upon your start date, you will participate in NCR’s Management Incentive Plan (“MIP”), subject to the terms of the MIP. The MIP is an annual bonus program with a payout that varies based on NCR’s results, your organization’s results, and your individual performance; it is payable in the first calendar quarter following the plan year.
Your MIP incentive opportunity for the 2023 plan year will be 70% of base salary subject to pro-ration for the partial service year. Your MIP payout for the 2023 plan year will be payable to you in or about March 2024.
Please note that the MIP guidelines are subject to change from time to time, which will be determined at the discretion of the Committee. You must be a current employee at the time of payment in order to receive the bonus payout.

Equity Award:
Subject to your acceptance of this offer and your timely execution of the associated award agreements, you will receive an NCR equity award with a grant value of US$ 500,000, to be delivered in the form of NCR Time-Based Restricted Stock Units, as described below (the “Sign-On Equity Award”). The effective date of the grant (“Grant Date”) will be the first day of the month following your employment date.

On the Grant Date, NCR will grant you Time-Based Restricted Stock Units (the “Time-Based Units”), each of which represents a single share of NCR common stock. The actual number of Time-Based Units will be determined by taking the value of the award and dividing it by the closing price of NCR stock on the Grant Date. The result shall be rounded to the nearest whole unit. Subject to your continued employment with NCR at that time, one-third (1/3) of the Time-Based Units will vest annually on each anniversary of the Grant Date. The Time-Based Units will be subject to the standard terms and conditions found in the award agreements.

Your equity award will be issued under the terms of NCR’s Stock Incentive Plan, which is administered by Fidelity Investments®. The specific terms and conditions relating to the award are outlined in the award agreement contained on Fidelity’s website. Within several weeks of your Grant Date, your award should be loaded to Fidelity’s system. You can access your award at www.netbenefits.fidelity.com. Please review the grant information carefully, including the award agreement, and indicate your acceptance of the award and of the grant terms by clicking on the appropriate button within the prescribed time for acceptance. You must accept the award agreement in order to receive the benefits of the award. If you have questions about your shares, call the Fidelity Stock Plan Services Line at 1-800-544-9354. For questions that Fidelity is unable to answer, contact NCR by e-mail at stock.administration@ncr.com.

Long-term Equity Incentive program (LTI) for 2024 and beyond:
As an executive at NCR, you will continue to participate in the annual Management Long-Term Incentive (LTI) Equity Award Program. For 2024 your target incentive award will be US$ 1,000,000 and comprised of grants of the same type and in the same proportion as are awarded to other senior executives of NCR. As an eligible participant, you will be considered for an LTI equity award based on your individual contributions, your relative performance amongst peers, as well as your future potential to contribute to NCR’s success. LTI equity awards are not guaranteed and are generally granted during February of each year, subject to approval by the Committee of the NCR Board of Directors.
You must be a current employee of NCR on the applicable grant date in order to be eligible to receive any NCR LTI equity award. Other award terms are set forth in the plan governing these awards, and you must electronically accept the award agreement each time one is made in order to be eligible to receive its benefits.
Section 409A of the Code:
While the tax treatment of the payments and benefits provided under this letter is not warranted or guaranteed, it is intended that such payments and benefits shall either be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). This letter shall be construed, administered and governed in a manner that effects such intent. In particular, and without limiting the foregoing, any reimbursements or in-kind benefits provided under this letter that are taxable benefits (and are not disability pay or death benefit plans within the meaning of Section 409A of the Code) shall be subject to the following rules:
•Any such reimbursements shall be paid no later than the end of the calendar year next following the calendar year in which you incur the reimbursable expenses.

•The amount of reimbursable expenses or in-kind benefits that NCR is obligated to pay or provide during any given calendar year shall not affect the amount of reimbursable expenses or in-kind benefits that NCR is obligated to pay or provide during any other calendar year.
•Your right to have NCR reimburse expenses or provide in-kind benefits may not be liquidated or exchanged for any other benefit.

Notwithstanding any other provision of this letter, NCR may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

Vacation/Holidays:
Under the Company's vacation policy, you are entitled to receive paid vacation days and holidays. Eligible vacation is based on grade level or years of The Company service, whichever provides the greater benefit. A detailed breakdown of the vacation benefit can be found in the 'Benefits Summary' document.

The Company also provides six (6) Floating Holidays, which can be used at any time during the year while recognizing customer and business needs. In the first year of hire, the number of available floating holidays is prorated.

Additionally, The Company recognizes the following as paid holidays:
New Year's Day, Martin Luther King Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

Executive Severance and Change-in-Control Benefits:
You will participate in and be subject to the terms of NCR’s Executive Severance Plan and its Change-in-Control Severance Plan. You are accorded under the Change-In-Control plan a “Tier II” benefit level upon joining NCR. For purposes of the Executive Severance Plan, “Cash Severance” shall equal the sum of 1.0 times your base salary plus your then-current MIP target bonus. To receive any severance benefits you are required to execute NCR's standard form of general release of all claims in a form reasonably acceptable to NCR, as set out in the plans. Each plan is subject to amendment or termination by the Committee.

In the event of Termination without Cause or Termination for Good Reason (in each case, as defined below) and in each case other than as covered by the Change-in-Control plan, you will be entitled to (1) payment of the Cash Severance, and (2) immediate acceleration of your Sign-On Equity award upon the termination date.

Termination for “Good Reason” shall mean resignation by you in connection with the occurrence of any of the following circumstances:

(i)the failure of the Spin Off (as defined below) to occur by June 1, 2024;
(ii)you are not offered the position of Executive Vice President, General Counsel and Secretary of RemainCo of immediately upon the Spin Off;
(iii)a material diminution in Executive’s title or Executive not reporting to the Chief Executive Officer following the Spin Off;
(iv)a reduction by the Company: (A) in your then-current base salary (unless a similar reduction is made in the salary of the majority of the senior executive team); (B) in your then current MIP target bonus or target long-term incentive award (unless a similar reduction is made to the MIP target bonus or target long-term incentive award of the majority of the senior executive team);
(v)a requirement that you be based in any office or location other than in the greater metropolitan area of Atlanta, Georgia; or
(vi)any material breach by the Company of the terms of this Agreement, the Employment Terms & Conditions or any equity award agreement.

Notwithstanding the foregoing, no event or act or omission shall constitute “Good Reason” under unless (i) you have notified the Company in writing asserting a Good Reason event within ninety (90) days of the occurrence of such event, and (2) NCR fails to cure such Good Reason event within thirty (30) days of receipt of such written notice and (3) the termination of employment occurs within 180 days of the occurrence of the applicable event.

Termination without Cause means termination by the Company without Cause. “Cause” means:
i.your conviction for committing a felony under U.S. federal law or the law of the state or country in which such action occurred,
ii.your willful and continued failure to perform substantially your duties with NCR or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) for a period of at least thirty (30) days after a written demand for substantial performance is delivered to you by the NCR Board of Directors, specifically identifying the manner in which the NCR Board of Directors believes that you have not substantially performed your duties;
iii.your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to NCR, or
iv.your material violation of NCR’s Code of Conduct.

For purposes of this “Cause” provision, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

Spin Off:
It is anticipated that the Company will split into two independent, publicly traded entities in the fourth quarter of 2023 (the “Spin Off”), with one company focused on digital commerce (“RemainCo”) and the other company focused on the ATM business. Your initial title shall be Chief Legal Transformation Officer at the commencement of employment. Immediately upon the effective date of the Spin Off, you shall assume the role of Executive Vice President, General Counsel & Secretary of NCR (Remain Co), reporting to the Chief Executive Officer. The Company hereby confirms that, as of the date hereof, all necessary authorizations and approvals have been obtained in connection with your future appointment as Executive Vice President, General Counsel & Secretary of NCR (RemainCo). Further, the Company plans to make a public announcement regarding your pending role at NCR (RemainCo). The announcement shall occur promptly following the later to occur of (i) the satisfaction of the conditions set forth in the Limited Consent to Restrictive Covenants (the “Waiver”), and (ii) the announcement of the appointment of the Chief Financial Officer of RemainCo.

Benefits:
You are eligible for benefits to be effective on the first day of employment with the Company. You have 31 days from your date of hire to enroll for health insurance (medical, dental and vision benefits) as well as other disability and life insurance plans. If you do not enroll for coverage within the first 31 days of your employment, you will be defaulted into Core Benefits for Basic Life Insurance, Core Short-Term and Long-Term Disability Insurance only. During this timeframe you will also have the opportunity to cover your eligible dependents retroactive to your first day of employment.

A summary indicating to what you are entitled is provided in the ‘Benefits Summary’ Document.

Annual Performance Assessment:
Your annual performance and compensation, including any future equity awards, will be assessed and determined in the first quarter of each year or at any other time as determined by the company, at its discretion.

Employee Stock Purchase Plan:
The Employee Stock Purchase Plan gives all full-time employees the opportunity to become owners in the Company and enter into a long-term savings plan whilst participating in the growth of the company. Employees can put up to 10% of their gross pay up to US$25,000 per year into the Plan.

Variations:
The Company reserves the right to make reasonable changes to any of the terms of your employment. You will be notified in writing of any changes as soon as possible and in any event within one month of the change.

This offer of employment is contingent upon your agreement to the conditions of employment outlined in this employment letter and Appendix A, and your successful passing of a background check.

In addition, this offer is also contingent upon your agreement to certain restrictive covenants concerning non-competition, non-customer solicitation and non-recruitment/hiring. These covenants are set out in the Non-Competition Agreement included in your offer pack, which you must also sign.

This letter supersedes and completely replaces any prior oral or written communication concerning the subject matters addressed in this letter. This letter is not an employment contract, and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term.

Please indicate your decision on this offer of employment by electronically signing all offer documentation within three days (3) days from the date of this offer. Please also save/print a copy of the offer documentation for your files.

Sincerely,

/s/ James Bedore
James Bedore

Accepting this Offer of Employment:
You certify to the Company that, other than with respect to the covenants referenced in the Waiver, you are not subject to a non-competition agreement with any company or to any other post-employment restrictive covenants that would preclude or restrict you from performing the Company position being offered in this letter. You agree that, if the conditions in the Waiver are not satisfied (or further waived or modified) prior to the Spin Off, then, upon the Company’s request, you will promptly resign from your position at the Company. We also advise you of the Company's strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way disclose trade secret information while employed by the Company.

You further acknowledge that this employment letter and Appendix A reflect the general description of the terms and conditions of your employment with the Company, and is not a contract of employment for any definite duration of time. The employment relationship with the Company is by mutual consent ("Employment at Will"). This means either you or the Company have the right to discontinue the employment relationship with or without cause at any time and for any reason.

I have read the foregoing information relative to the Company's conditions of employment and understand that my employment offer is conditioned upon their satisfaction.

Acknowledged and Agreed:

Kelli Sterrett
/s/ Kelli Sterrett	Date: July 27, 2023

Appendix A

Conditions of Employment

The Company requires employment candidates to successfully complete various employment documentation and processes. You assume any and all risks associated with terminating any prior or current employment and making any financial or personal commitments based upon the Company's conditional offer.

This offer of employment is conditioned upon your satisfying and agreeing to the following:

Background Check Verification
This offer of employment is conditioned upon the completion of a full background check and our satisfaction with the results, in accordance with local privacy laws. The Company, at its discretion may, on its own or through an outside agency, conduct a background check of all the information and documents submitted by you. You expressly consent to such a background check and also agree that if the Company, as a result of such a background check, finds any discrepancy or misrepresentation, then your offer may be rescinded or your employment may be terminated immediately.

You understand and agree that, if required, the Company may provide its customers with verification that you have passed certain background check requirements before you will be permitted to service those accounts.

You also understand that if the Company hires you or contracts for your services, your consent will apply, and the Company may, as allowed by law, obtain additional background reports pertaining to you, without asking for your authorization again, throughout your employment or contract period from an outside agency.

U.S. Employment Eligibility
Pursuant to the terms of the Immigration and Control Act of 1986, the Company can only hire employees if they are legally entitled to work and remain in the United States. Accordingly, the Company will verify your employment eligibility through the I-9 and E-Verify employment verification processes. If you commence employment with the Company, you understand that you will be required to complete the I-9 employment eligibility verification process within three business days after your start date. Please refer to the I-9 information sheet in this hire packet for instructions on how to complete this process.

You also understand that the Company participates in the E-Verify program and that the information you provide to us during the I-9 employment verification process will be compared against information maintained in Department of Homeland Security and Social Security Administration databases. Please refer to the enclosed information regarding E-Verify in this hire packet for additional information, including your rights under the program.

Finally, U.S. export regulations promulgated by the U.S. Departments' of Commerce and State restrict the release of U.S. technology to foreign nationals (persons that are not citizens or permanent residents of the U.S.). Your employment by the Company will be conditional on a determination that your access to the Company’s technology will not be prohibited under applicable U.S. export regulations based on your country of citizenship or permanent residency. Please note that any information the Company collects from you for export compliance purposes will not be used for any other purposes.

Employee Privacy Notice and Consent
As a condition of employment, you must agree to the enclosed document ‘Employee Privacy Notice and Consent’.

Mutual Agreement to Arbitrate all Employment Related Claims as a condition of employment for any position, you must read, understand and agree to the enclosed document, Mutual Agreement to Arbitrate All Employment Related Claims. By signing this acceptance of employment, you are verifying the receipt of this document and your agreement and willingness to abide with the contents of the Mutual Agreement to Arbitrate Agreement.

Employment Agreement
As a condition of employment, you must read, understand and agree to the enclosed document: Employment Agreement. By signing this acceptance of employment, you are verifying the receipt of this document and your agreement and willingness to abide with the contents of the Company’s Terms and Conditions of Employment.

Security Awareness
It is crucial that NCR operates with the highest level of security to maintain its reputation in the marketplace and reduce any potential risk to the Company. As part of your orientation to the Company, all employees, including senior management, are required to complete NCR Security Awareness training. The training must be completed within 30 days of your start date. Directions for accessing the training will be provided via email after your start date.

The 30-minute web-based training course educates employees on the importance of information security and how to protect NCR data. Upon completion of this course, you will be able to identify NCR’s security policy and standards, understand data classification and handling, identify security practices for electronic communications, and define social engineering. As part of NCR’s ongoing commitment to securing the data of our company, customers and employees, you will be required to participate in Security Awareness training annually.

Your completion of NCR Security Awareness training demonstrates your personal commitment to information security and protecting the NCR brand.

Code of Conduct
As part of your orientation to the Company, employees, including senior management, are required to complete the Company’s Code of Conduct. This training must be completed within 30 days of your start date. Directions for accessing the training will be provided via email after your start date.

Employees with computer access must complete a 30 minute web-based training and certification module. This module is designed to familiarize you with our global standards of business conduct. While we recognize there are local laws and regulations that must also be followed, it is important that all employees understand and adhere to our global standard of business conduct. For employees who do not have computer access, please obtain a copy of the Company’s Code of Conduct and certification form from your manager and it will be returned to the NCR Corporation, Ethics & Compliance Office, 864 Spring Street NW, Atlanta, GA 30308.

Your completion of the Company’s Code of Conduct training and / or certification form demonstrates your personal commitment to conducting business legally and ethically.